Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Fourth Quarter		Years ended December 31,
	2015	2014	2015	2014
	($ in millions, except per share amounts)

Railway operating revenues
Coal	$433	$543	$1,823	$2,382
General merchandise	1,522	1,678	6,279	6,680
Intermodal	563	649	2,409	2,562
Total railway operating revenues	2,518	2,870	10,511	11,624

Railway operating expenses
Compensation and benefits	702	714	2,911	2,897
Purchased services and rents	440	452	1,752	1,687
Fuel	194	347	934	1,574
Depreciation	287	240	1,054	951
Materials and other	253	226	976	940

Total railway operating expenses (note 1)	1,876	1,979	7,627	8,049

Income from railway operations	642	891	2,884	3,575

Other income – net	24	28	103	104
Interest expense on debt	142	129	545	545

Income before income taxes	524	790	2,442	3,134

Provision for income taxes
Current	(101)	6	566	840
Deferred	264	273	320	294
Total income taxes	163	279	886	1,134

Net income	$361	$511	$1,556	$2,000

Earnings per share (note 1)
Basic	$1.21	$1.65	$5.13	$6.44
Diluted	1.20	1.64	5.10	6.39

Weighted average shares outstanding (note 2)
Basic	297.9	309.0	301.9	309.4
Diluted	300.4	312.0	304.4	312.5

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	Fourth Quarter		Years ended December 31,
	2015	2014	2015	2014
	($ in millions)

Net income	$361	$511	$1,556	$2,000
Other comprehensive income (loss), before tax:
Pension and other postretirement benefits	(107)	(329)	(76)	(15)
Other comprehensive income (loss) of
equity investees	4	(18)	—	(8)

Other comprehensive income (loss), before tax	(103)	(347)	(76)	(23)
Income tax benefit (expense) related to items of
other comprehensive income (loss)	40	127	29	6

Other comprehensive income (loss), net of tax	(63)	(220)	(47)	(17)

Total comprehensive income	$298	$291	$1,509	$1,983

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	At December 31,
	2015	2014
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,101	$973
Accounts receivable – net	946	1,055
Materials and supplies	271	236
Deferred income taxes	121	167
Other current assets	194	347
Total current assets	2,633	2,778

Investments	2,572	2,679
Properties less accumulated depreciation of $11,478 and
$10,814, respectively	28,992	27,694
Other assets (note 3)	63	49

Total assets	$34,260	$33,200

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,091	$1,233
Short-term debt	200	100
Income and other taxes	203	217
Other current liabilities	237	228
Current maturities of long-term debt	500	2
Total current liabilities	2,231	1,780

Long-term debt (note 3)	9,393	8,883
Other liabilities	1,385	1,312
Deferred income taxes	9,063	8,817

Total liabilities	22,072	20,792

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 297,795,016 and 308,240,130 shares,
respectively, net of treasury shares	299	310
Additional paid-in capital	2,143	2,148
Accumulated other comprehensive loss	(445)	(398)
Retained income	10,191	10,348

Total stockholders’ equity	12,188	12,408

Total liabilities and stockholders’ equity	$34,260	$33,200

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Years ended December 31,
	2015	2014
	($ in millions)
Cash flows from operating activities:
Net income	$1,556	$2,000
Reconciliation of net income to net cash provided by operating activities:
Depreciation	1,059	956
Deferred income taxes	320	294
Gains and losses on properties and investments	(30)	(13)
Changes in assets and liabilities affecting operations:
Accounts receivable	109	(31)
Materials and supplies	(35)	(13)
Other current assets	192	(260)
Current liabilities other than debt	(183)	53
Other – net	(111)	(134)

Net cash provided by operating activities	2,877	2,852

Cash flows from investing activities:
Property additions	(2,385)	(2,118)
Property sales and other transactions	63	114
Investments, including short-term	(5)	(104)
Investment sales and other transactions	240	106

Net cash used in investing activities	(2,087)	(2,002)

Cash flows from financing activities:
Dividends	(713)	(687)
Common stock issued	43	130
Purchase and retirement of common stock (note 2)	(1,075)	(318)
Proceeds from borrowings – net	1,185	200
Debt repayments	(102)	(645)

Net cash used in financing activities	(662)	(1,320)

Net increase (decrease) in cash and cash equivalents	128	(470)

Cash and cash equivalents:
At beginning of year	973	1,443

At end of year	$1,101	$973

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest (net of amounts capitalized)	$518	$522
Income taxes (net of refunds)	386	1,102
See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.    Restructuring Costs
Fourth quarter 2015 results include $49 million of costs associated with the restructuring of our Triple Crown Services subsidiary and the closure of our Roanoke, Virginia, office, which reduced net income by $31 million, or $0.10 per diluted share. For 2015, results include $93 million of such costs, which reduced net income by $58 million, or $0.19 per diluted share.

2.    Stock Repurchase Program
We repurchased 11.3 million and 3.1 million shares of common stock in 2015 and 2014, respectively, at a cost of $1.1 billion and $318 million, respectively. We have remaining authorization from our Board of Directors to repurchase up to 23.9 million shares through December 31, 2017. The timing and volume of purchases is guided by our assessment of market conditions and other pertinent factors. Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings. Since the beginning of 2006, we have repurchased and retired 151.1 million shares at a total cost of $9.5 billion.

3.    New Accounting Pronouncement
In April 2015, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2015-03, "Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs." This update requires that debt issuance costs be presented in the balance sheet as a reduction from the related debt liability rather than as an asset, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update. We early adopted the provisions of this ASU during the second quarter of 2015 and applied it retrospectively. The adoption of ASU 2015-03 resulted in the presentation of $47 million of debt issuance costs as a reduction of "Long-term debt" at December 31, 2015. We retrospectively adjusted the December 31, 2014 consolidated balance sheet and related disclosures to reflect the reclassification of $41 million of debt issuance costs from "Other assets" to "Long-term debt." There was no other impact on our consolidated financial statements from the adoption of ASU 2015-03.